Exhibit 5.1


                           WEIL, GOTSHAL & MANGES LLP
                      767 FIFTH AVENUE - NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007



                                October 23, 2003



Elizabeth Arden, Inc.
14100 N.W. 60th Avenue
Miami Lakes, Florida 33014

Ladies and Gentlemen:

         We have acted as counsel to Elizabeth Arden, Inc., a Florida corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-3 (Registration File No. 333-106038) (the "Registration Statement") of shares of common stock, par value $0.01, of the Company (the "Common Stock"), to be offered and sold by the Company and the selling shareholders named in the Registration Statement (the "Selling Shareholders") from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the "Securities Act Rules"), with aggregate gross proceeds of up to $125,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, in each case pursuant to terms and conditions to be designated by the Company at the time of offering. The Company and Conopco, Inc., as selling stockholder, have sold an aggregate of 5,750,000 shares of Common Stock (the "Offered Securities") pursuant to the Underwriting Agreement, dated as of October 16, 2003 among the Company, the underwriters named therein and Conopco, Inc., as the selling stockholder (the "Underwriting Agreement") on the terms set forth in the Prospectus Supplement, dated October 16, 2003, to the Prospectus dated September 25, 2003 (together, the "Prospectus").

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, including (i) the Registration Statement, (ii) the Prospectus; (iii) the Underwriting Agreement; (iv) a copy of the Amended and Restated Articles of Incorporation of the Company, (v) a copy of the Amended and Restated By-laws of the Company, and (v) such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all


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documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Offered Securities are duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K.



                                                Very truly yours,

                                                /s/ Weil, Gotshal & Manges LLP















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